PRESS RELEASE                                Source: Westside Energy Corporation

             WESTSIDE ENERGY PROVIDES OPERATIONAL & GUIDANCE UPDATE

Tuesday November 27, 8:30 am ET

PRODUCTION EXCEEDS 6 MMCFE/D WITH COMPLETION OF NEW WELLS IN JOHNSON AND HILL COUNTIES

DALLAS, Nov. 27 /PRNewswire-FirstCall/ -- Westside Energy Corporation (Amex: WHT
- News), an oil and gas company with operations focused on the exploration and development of natural gas in the Barnett Shale play in North Texas, today provided an interim operations update.

Management Comments

Douglas G. Manner, Westside's Chief Executive Officer said, "The additions from recently completed wells have resulted in Westside's net production more than doubling to over 6 MMCFE/D. With four additional wells to come on line in the near future, Westside's net production rate is expected to average between 7 MMCFE/D and 8 MMCFE/D by year end. The success of the Gulftex acquisition and the continued progress up the learning curve in Hill County have resulted in significant production and cash flow increases. As we prepare for our 2008 drilling campaign, we are encouraged by the significant progress made in 2007."

                              Operations Update

    Johnson County
    -- Westside Energy owns a 44% working interest (WI) in five drilled and completed wells located on the Alfred Kennon lease which is operated by a major independent.
    -- The Alfred Kennon #3H well tested at a gross initial rate of 2.4 MMCF/D while continuing to unload frac water. The operator is addressing high pipeline pressure currently being experienced on this lease.
    -- The Alfred Kennon #5H well also tested at a gross initial rate of
       2.4 MMCF/D while continuing to unload frac water against the same pipeline pressure.
    -- The performance results of the remaining three Alfred Kennon wells will be announced as they become available.


    Hill County
    -- As previously announced, the Ellison Estate #2H well (WHT 50% WI)
       tested at a gross initial rate of 2.5 MMCF/D.
    -- Additionally, the Ellison Estate #3H well (WHT 50% WI) tested at a gross initial rate in excess of 1.5 MMCF/D. This well continues to unload completion fluids at a rate of over 900 bbls per day.
    -- The Ellison Estate #4H well (WHT 50% WI) has been drilled and cased and is scheduled for completion in December.
    -- Westside recently participated in a 50-square-mile seismic survey on acreage in southern Hill County. Seismic has been processed on a portion of the acreage position and multiple drilling locations have been identified. This southern Hill County acreage will be a focus area for development activities in 2008.


    Other Barnett Shale Wells
    -- The Martin #1H well (WHT 2.5% WI), in Denton County, tested at
       5.6 MMCF/D (gross) and is the best well to date in Westside's drilling program.

About Westside Energy Corporation

Dallas-based Westside Energy is an oil and gas company focused on exploiting its significant acreage position in the prolific Barnett Shale trend in North Texas. For more information about Westside Energy, please visit the Company's website: http://www.westsideenergy.com.

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Forward-Looking Statements

Certain statements in this news release regarding future expectations, plans for acquisitions and dispositions, oil and gas reserves, exploration, development, production and pricing may be regarded as "forward-looking statements" within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as operating hazards, drilling risks, the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company's periodic reports and other documents filed with the SEC. Actual results may vary materially.


Source: Westside Energy Corporation